Putnam Absolute Return 500 Fund, 4/30/12, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	12,282
Class B	   780
Class C	 4,306

72DD2 (000s omitted)

Class M    194
Class R	    40
Class Y	 6,203

73A1

Class A	0.325
Class B	0.248
Class C	0.252

73A2

Class M	0.276
Class R	0.301
Class Y	0.351


74U1	(000s omitted)

Class A	35,169
Class B	 3,242
Class C	16,679

74U2	(000s omitted)

Class M	   675
Class R	   138
Class Y	18,481

74V1

Class A	11.18
Class B	11.08
Class C	11.06

74V2

Class M	11.10
Class R	11.12
Class Y	11.22

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.